Exhibit 99.1

NEWS RELEASE

The Hartford Reports Second Quarter 2012 Financial Results

•	Second quarter core earnings* of $119 million, or $0.23 per diluted share,* compared with $14 million, or $0.01 per diluted share, in the second quarter of 2011

•	Net income of $486 million, excluding $587 million loss on extinguishment of debt, compared with net income of $33 million in the second quarter of 2011

•	Strong renewal written pricing trends continue with standard commercial up 7%

•	$500 million share repurchase authorization completed in the quarter

•	Book value per diluted share was $45.59, up 14% from June 30, 2011

•	Definitive agreement signed for sale of Woodbury Financial Services

HARTFORD, Conn., Aug. 1, 2012 – The Hartford (NYSE:HIG) reported a net loss of $101 million, or $0.26 per diluted share, for the second quarter of 2012, which included a $587 million loss on extinguishment of debt, compared with net income of $33 million, or $0.05 per diluted share, in the second quarter of 2011. The company also reported that second quarter 2012 core earnings rose to $119 million, or $0.23 per diluted share, from $14 million, or $0.01 per diluted share, in the second quarter of 2011.

“Second quarter financial results benefitted from the pricing and underwriting actions that we initiated last year in our Property and Casualty and Group Benefits businesses,” said Chairman, President and CEO Liam E. McGee. “P&C pricing remains strong. Renewal pricing increased 7% in standard commercial with acceptable retention, and rose 4% in personal auto and 6% in homeowners. Group Benefits results also improved modestly compared to the prior year reflecting stable incidence and a small improvement in terminations.

“We are making progress executing on our strategy to focus The Hartford on its historical strength in insurance underwriting. We announced the definitive agreement to sell Woodbury Financial Services yesterday and the sales process for Individual Life and Retirement Plans is proceeding as expected,” added McGee. “The Hartford is on the right path to create greater shareholder value by sharpening our business focus, improving expense efficiency, increasing capital generation and reducing market risks.”

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP Financial Measures section below.

SECOND QUARTER 2012 FINANCIAL RESULTS

(in millions except per share data)	Three Months Ended
	June 30, 2012	June 30, 2011	Change
Net income (loss)	$(101)	$33	NM [2]

Net income (loss) available to common shareholders per diluted share	$(0.26)	$0.05	NM

Core earnings	$119	$14	NM

Core earnings available to common shareholders per diluted share	$0.23	$0.01	NM

Book value per diluted share	$45.59	$40.09	14%

Book value per diluted share (ex. AOCI1)	$40.91	$40.14	2%

[1]	Accumulated other comprehensive income (AOCI)
[2]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

Second quarter 2012 core earnings included the following items that, in total, reduced core earnings by $379 million, after tax, or $0.82 per diluted share, and net income by $398 million, or $0.91 per diluted share (all items are presented after tax):

•

Current accident year catastrophe losses totaled $189 million, reflecting $201 million from 13 U.S. catastrophe events in the second quarter of 2012 and $12 million of favorable development on first quarter 2012 catastrophes;

•

Unfavorable deferred acquisition cost unlock expense (DAC unlock) included in core earnings was $127 million while unfavorable DAC unlock included in net income was $146 million due to actual separate account returns being below aggregated estimated returns;

•

Net prior year Property and Casualty (P&C) loss and loss adjustment expense reserve strengthening of $32 million, including $33 million for the company’s annual ground-up studies of asbestos and environmental reserves (A&E); and

•

Restructuring and other costs related to the company’s exit from Individual Annuity new business, the anticipated sales of Retirement Plans, Individual Life and Woodbury Financial and other expense initiatives totaling $31 million.

COMMERCIAL MARKETS

Second Quarter 2012 Highlights:

•	P&C Commercial written premiums grew 1% due to higher pricing across all business lines, offset by slightly lower retention and new business premiums

•	Renewal written price increases averaged 7% in Small Commercial and Middle Market and 16% in Middle Market workers’ compensation

•	Group Benefits core earnings were $34 million, up 13% from $30 million in the second quarter of 2011

P&C COMMERCIAL

($ in millions)	Three Months Ended
	June 30, 2012	June 30, 2011	Change
Written premiums	$1,516	$1,498	1%

Combined ratio[1]	94.5%	93.1%	(1.4)

Core earnings	$160	$96	67%

[1]	Excludes catastrophes and prior year development*

GROUP BENEFITS

($ in millions)	Three Months Ended
	June 30, 2012	June 30, 2011	Change
Fully insured premiums[2]	$950	$1,013	(6%)

Loss ratio[2]	78.6%	78.0%	(0.6)

Core earnings	$34	$30	13%

[2]	Excludes buyout premiums

Commercial Markets net income rose 16% to $184 million in the second quarter of 2012 from $159 million in the second quarter of 2011 and core earnings increased 54% to $194 million from $126 million in the second quarter of 2011.

P&C Commercial core earnings were $160 million in the second quarter of 2012, a 67% increase from $96 million in the second quarter of 2011 primarily due to lower catastrophe losses. The combined ratio, excluding catastrophes and prior year development, increased to 94.5% in the second quarter of 2012 compared with 93.1% in the second quarter of 2011, reflecting lower workers’ compensation profitability. Unfavorable prior year reserve development was $12 million, after tax, in the second quarter of 2012 compared with unfavorable development of $20 million, after tax, in the second quarter of 2011. Current year catastrophe losses were $48 million, after tax, in the second quarter of 2012 compared with $108 million, after tax, in the second quarter of 2011.

P&C Commercial continued to benefit from strong renewal written pricing trends in all business lines in the second quarter of 2012. Small Commercial and Middle Market renewal written pricing increases averaged 7%, consistent with the first quarter of 2012. Middle Market pricing increased 10%, while Middle Market workers’ compensation renewal pricing increased 16% in the quarter. Retention remained strong at 82% in Small Commercial, a slight decline from 83% in the second quarter of 2011. Middle Market retention for the second quarter of 2012 was down to 73% compared with 79% in the prior year period, reflecting the impact of the company’s pricing actions on its renewal book of business.

Group Benefits core earnings in the second quarter of 2012 were $34 million, up 13% compared with $30 million in the second quarter of 2011. The loss ratio rose slightly to 78.6% compared with 78.0% in the second quarter of 2011. Group Benefits loss experience reflects stable but elevated incidence compared to historical levels, higher severity and a slight improvement in terminations in group long term disability. Second quarter 2012 core earnings also reflect favorable life and accidental death and dismemberment results. Second quarter 2012 fully insured premium in Group Benefits declined 6% to $950 million compared with the second quarter of 2011 due to lower persistency resulting from the company’s targeted pricing initiatives as well as the competitive market environment.

CONSUMER MARKETS

Second Quarter 2012 Highlights:

•	New auto and homeowners written premium rose 17% due to strong production in AARP Direct and AARP Agency

•	Automobile and homeowners policy count retention improved 2 points to 84% and 86%, respectively, from the second quarter of 2011

•	Combined ratio, excluding catastrophes and prior year development, was 91.3%

CONSUMER MARKETS

($ in millions)	Three Months Ended
	June 30, 2012	June 30, 2011	Change
Written premiums	$950	$969	(2%)

Combined ratio[1]	91.3%	91.2%	(0.1)

Core losses	$(48)	$(177)	73%

[1]	Excludes catastrophes and prior year development*

Consumer Markets had a net loss of $50 million for the second quarter of 2012 compared with a net loss of $172 million in the second quarter of 2011, reflecting significant catastrophe losses in both quarters and a charge of $73 million, after tax, in the second quarter of 2011 related to a discontinued software program. Core losses were $48 million in the second quarter of 2012 compared with core losses of $177 million in the second quarter of 2011. Net loss and core losses include current accident year catastrophe losses of $140 million, after tax, in the second quarter of 2012, down 23% from $183 million, after tax, in the second quarter of 2011 and favorable prior year development of $15 million, after tax, compared with zero in the second quarter of 2011.

Consumer Markets combined ratio, excluding catastrophes and prior year development, was 91.3% in the second quarter of 2012, up slightly from 91.2% in the second quarter of 2011. The small increase reflects higher expense and auto loss ratios that were largely offset by improved homeowners margins.

Second quarter 2012 written premiums declined 2% to $950 million from $969 million in the second quarter of 2011, while earned premiums declined 4% to $904 million. However, new business written rose 17% to $115 million due to strong production in AARP Direct and AARP Agency. Auto new business premiums rose 13% while homeowners increased 30%. Second quarter 2012 policy count retention for auto and homeowners increased 2 points to 84% and 86%, respectively, from the second quarter of 2011.

WEALTH MANAGEMENT

Second Quarter 2012 Highlights:

•	Individual Annuity was placed into runoff during the quarter; its financial results are included in the Runoff Operations division

•	Announced definitive agreement on July 31, 2012 to sell Woodbury Financial Services

•	The sales processes for Individual Life and Retirement Plans are proceeding as expected

WEALTH MANAGEMENT

($ in millions)

	Three Months Ended
	June 30, 2012	June 30, 2011	Change
Core Earnings
Individual Life	$25	$41	(39%)

Mutual Funds	18	27	(33%)

Retirement Plans	5	11	(55%)

Total Core Earnings	$48	$79	(39%)

Wealth Management net income was $52 million in the second quarter of 2012 compared with $100 million in the second quarter of 2011. Core earnings in the second quarter of 2012 were $48 million, including $8 million, after tax, of restructuring and other expenses, compared with second quarter 2011 core earnings of $79 million, which included a $7 million tax benefit. Excluding these items, second quarter 2012 core earnings declined from the second quarter of 2011, due to increased death benefits in Individual Life and lower core earnings in Mutual Funds.

Individual Life second quarter 2012 core earnings were $25 million compared with $41 million in the second quarter of 2011, which included a $3 million tax benefit. Core earnings declined from the second quarter of 2011 due to increased death benefits and higher expenses, including $5 million, after tax, of restructuring and other costs.

Mutual Funds second quarter 2012 core earnings were $18 million, down 33% compared with $27 million in the second quarter of 2011. The reduction in core earnings was principally due to the 15% reduction in fee income, consistent with the 14% decline in assets under management since June 30, 2011. The decline in assets under management is principally due to net outflows from equity mutual funds over the past twelve months.

Retirement Plans second quarter 2012 core earnings totaled $5 million compared with $11 million in the second quarter of 2011, which included a $4 million tax benefit. Aside from the tax benefit in the prior year quarter, core earnings in the second quarter of 2012 declined compared with the second quarter of 2011 due to a $3 million, after tax, charge for restructuring and other expenses.

RUNOFF OPERATIONS

•	Life Other Operations core earnings were $37 million, including an unfavorable DAC unlock of $125 million

•	P&C Other Operations core losses were $14 million, including $33 million, after tax, of unfavorable development on A&E loss reserves

•	Net realized capital gains, which are excluded from core earnings, after tax and DAC, were $368 million, largely related to International Annuity hedge gains

RUNOFF OPERATIONS

($ in millions)

	Three Months Ended
	June 30, 2012	June 30, 2011	Change
Core Earnings
Life Other Operations, excluding DAC unlock	$162	$250	(35%)

DAC unlock	(125)	(14)	NM

Life Other Operations	37	236	(84%)

P&C Other Operations	(14)	(167)	92%

Total Runoff Operations	$23	$69	(67%)

Runoff Operations generated net income of $391 million in the second quarter of 2012 compared with net income of $97 million in the second quarter of 2011. Net income includes net realized capital gains, after tax and after DAC, of $368 million in the second quarter of 2012 compared with $28 million in the second quarter of 2011. The net realized capital gains in both periods are largely related to variable annuity hedging programs. The increase in the net realized capital gains in the second quarter of 2012 is principally from the international variable annuity hedging program, reflecting gains on the derivative assets in the hedging program as a result of lower global equity market levels and yen strengthening since March 31, 2012.

Core earnings for Runoff Operations were $23 million in the second quarter of 2012 compared with core earnings of $69 million in the second quarter of 2011. Core earnings in both periods included unfavorable DAC unlock of $125 million, after tax, and $14 million, after tax, respectively, in the Life Other Operations segments. In addition, both periods included unfavorable A&E loss reserve development of $33 million, after tax, and $189 million, after tax, respectively, in the P&C Other Operations segment.

The company’s Life Other Operations segments reported core earnings, excluding DAC unlock, of $162 million, down 35% from $250 million in the second quarter of 2011. Life Other Operations now includes U.S. Annuity, previously reported in the Wealth Management division, International Annuities, Institutional Annuities and Private Placement Life Insurance (PPLI). Second quarter 2011 results included favorable impacts totaling $63 million, after tax, comprised of a $45 million tax benefit in U.S. Annuity and an $18 million reserve benefit in International Annuity. Excluding these items, the principal reason for the decline in Life Other Operations core earnings was the 15% decline in U.S. Annuity account values from $91.3 billion to $77.8 billion, which was almost entirely due to surrenders and withdrawals.

On July 16, 2012, The Hartford completed the sale of the private placement life insurance unit that that administers the company’s PPLI book of business; this sale does not include the liabilities for the company’s in-force PPLI book of business. The transaction is not expected to have a material effect on the company’s financial results. The company continues to own the in-force PPLI block of business.

Core losses for P&C Other Operations in the second quarter of 2012 totaled $14 million compared with core losses of $167 million in the second quarter of 2011. Core losses included unfavorable A&E loss reserve development of $33 million, after tax, in the second quarter of 2012 and unfavorable asbestos loss reserve development of $189 million, after tax in the second quarter of 2011.

CORPORATE

Corporate incurred a second quarter 2012 net loss of $678 million compared with a net loss of $151 million in the second quarter of 2011. The net loss in the second quarter of 2012 included a $587 million, after tax, loss on extinguishment of debt due to the repurchase of $1.75 billion in par value of junior subordinated securities from Allianz SE. The refinancing of this debt reduced interest expenses from $128 million, before tax, in the second quarter of 2011 to $115 million in the second quarter of 2012. The net loss in the second quarter of 2011 included a net loss from discontinued operations of $77 million, due to the sale of Federal Trust Corporation.

Corporate core losses, which exclude the debt extinguishment charge, were $98 million in the second quarter of 2012 compared with core losses of $83 million in the second quarter of 2011. The increase in the net loss was largely due to restructuring and other expenses of $18 million, after tax, which are associated with the company’s contemplated sale of the Individual Life, Retirement Plans and Woodbury Financial businesses and expense reduction initiatives.

INVESTMENTS

Second Quarter 2012 Highlights:

•	Annualized investment yield, excluding limited partnerships and other alternative investments, of 4.3%, flat with the second quarter of 2011

•	Net impairment losses, including mortgage loan loss reserves, were $60 million, after tax and DAC

INVESTMENTS

($ in millions)

	Three Months Ended
	June 30, 2012	June 30, 2011	Change
Amounts presented before tax
Net investment income, excluding trading securities	$1,097	$1,104	(1%)

Net impairment losses including mortgage loan loss reserves	$(98)	$3	NM

Annualized investment yield[1]	4.4%	4.6%	(0.2)

Annualized investment yield, excluding limited partnerships and other alternative investments[1]	4.3%	4.3%	—

Net investment income, excluding trading securities, declined 1% to $1,097 million, before tax, in the second quarter of 2012 compared with the second quarter of 2011 due to a slight decrease in the annualized investment yield earned on fixed maturities that was partially offset by higher investment income from an increased balance in higher yielding mortgage loans.

Annualized investment yield, before tax, was 4.4% in the second quarter of 2012 compared with 4.6% in the second quarter of 2011. Excluding limited partnerships and other alternative investments, the annualized pre-tax investment yield was flat compared to the prior year at 4.3%. Annualized returns on limited partnerships and other alternative investments were approximately 10% in the second quarter of 2012 compared with 17% in the second quarter of 2011.

Net impairment losses and changes to the mortgage loan loss reserve in the quarter were $98 million, before tax ($60 million, after tax and DAC) compared with a gain of $3 million in the second quarter of 2011. The increased loss included approximately $51 million, before tax, of impairments on recently downgraded preferred equity securities of financial institutions.

Total invested assets, excluding trading securities, were $105.7 billion as of June 30, 2012, compared with $99.8 billion at June 30, 2011.

STOCKHOLDERS’ EQUITY

The Hartford’s stockholders’ equity was $22.0 billion on June 30, 2012, a 9% increase over stockholders’ equity of $20.2 billion on June 30, 2011. Book value per diluted common share, which includes the dilutive effect of the company’s common stock warrants and mandatory convertible preferred stock, was $45.59 at June 30, 2012, an increase of 14% compared with $40.09 at June 30, 2011. Excluding AOCI, book value per diluted common share* increased by 2% to $40.91 on June 30, 2012, compared with $40.14 on June 30, 2011.

The company completed the $500 million equity repurchase program that was authorized in August 2011. Under the program, the company repurchased 11.3 million shares of common stock at a total price of $200 million, or $17.75 per share. In addition, the company purchased 69.4 million common stock warrants for $300 million under this authorization.

CONFERENCE CALL

The Hartford will discuss its second quarter 2012 results in a conference call on Thursday, Aug. 2, 2012 at 9 a.m. EDT. The call, along with a slide presentation, can be accessed live or as a replay through the investor relations section of The Hartford’s website at http://ir.thehartford.com. The slide presentation will be posted on The Hartford’s website at approximately 8:30 a.m. EDT on Aug. 2, 2012.

More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the second quarter of 2012 which is available at http://ir.thehartford.com.

ABOUT THE HARTFORD

The Hartford Financial Services Group Inc. (NYSE: HIG) is a leading provider of insurance and wealth management services for millions of consumers and businesses worldwide. The Hartford is consistently recognized for its superior service, its sustainability efforts and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

HIG-F

Media Contact: Shannon Lapierre 860-547-5624 shannon.lapierre@thehartford.com	Investor Contact: Sabra Purtill, CFA 860-547-8691 sabra.purtill@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

INCOME STATEMENTS BY DIVISION

($ in millions)

Three months ended June 30, 2012

	Commercial Markets	Consumer Markets	Wealth Management	Runoff Operations	Corporate	Consolidated
Earned premiums	$2,502	$904	$(27)	$21	—	$3,400
Fee income	16	—	489	564	45	1,114
Net investment income (loss)
Securities available-for-sale and other	346	41	232	475	3	1,097
Equity securities held for trading [1]	—	—	—	(1,687)	—	(1,687)

Total net investment income (loss)	346	41	232	(1,212)	3	(590)
Other revenues	26	35	—	—	—	61
Net realized capital gains (losses)	(16)	(2)	6	584	17	589

Total revenues	2,874	978	700	(43)	65	4,574
Benefits, losses, and loss adjustment expenses	1,847	788	294	693	(1)	3,621
Benefits, losses, and loss adjustment expenses – returns credited on International variable annuities [1]	—	—	—	(1,686)	—	(1,686)
Amortization of deferred policy acquisition costs	239	84	47	184	—	554
Insurance operating costs and other expenses	541	187	283	187	63	1,261
Loss on extinguishment of debt	—	—	—	—	910	910
Interest expense	—	—	—	—	115	115
Restructuring and other costs	4	1	12	3	28	48

Total benefits and expenses	2,631	1,060	636	(619)	1,115	4,823
Income (loss) from continuing operations before income taxes	243	(82)	64	576	(1,050)	(249)
Income tax expense (benefit)	58	(32)	12	185	(372)	(149)

Income (loss) from continuing operations	185	(50)	52	391	(678)	(100)
Loss from discontinued operations, net of tax	(1)	—	—	—	—	(1)

Net income (loss)	184	(50)	52	391	(678)	(101)
Less: Loss from discontinued operations, net of tax	(1)	—	—	—	—	(1)
Less: Loss extinguishment of debt, net of tax	—	—	—	—	(587)	(587)
Less: Net realized gains (losses), net of tax and DAC, excluded from core earnings	(9)	(2)	4	368	7	368

Core earnings (losses)	194	(48)	48	23	(98)	119

Three months ended June 30, 2011

	Commercial Markets	Consumer Markets	Wealth Management	Runoff Operations	Corporate	Consolidated
Earned premiums	$2,579	939	$(23)	$49	1	$3,545
Fee income	14	—	511	641	53	1,219
Net investment income (loss)
Securities available-for-sale and other	345	49	214	483	13	1,104
Equity securities held for trading [1]	—	—	—	(597)	—	(597)

Total net investment income (loss)	345	49	214	(114)	13	507
Other revenues	26	36	—	(1)	—	61
Net realized capital gains	23	2	17	21	6	69

Total revenues	2,987	1,026	719	596	73	5,401
Benefits, losses, and loss adjustment expenses	1,997	904	255	819	1	3,976
Benefits, losses, and loss adjustment expenses – returns credited on International variable annuities [1]	—	—	—	(597)	—	(597)
Amortization of deferred policy acquisition costs	239	85	63	205	—	592
Insurance operating costs and other expenses	580	311	294	202	65	1,452
Interest expense	—	—	—	—	128	128

Total benefits and expenses	2,816	1,300	612	629	194	5,551
Income (loss) from continuing operations before income taxes	171	(274)	107	(33)	(121)	(150)
Income tax expense (benefit)	9	(102)	7	(130)	(47)	(263)

Income (loss) from continuing operations	162	(172)	100	97	(74)	113
Income from discontinued operations, net of tax	(3)	—	—	—	(77)	(80)

Net income (loss)	159	(172)	100	97	(151)	33
Less: Loss from discontinued operations, net of tax	(3)	—	—	—	(77)	(80)
Less: Net realized gains, net of tax and DAC, excluded from core earnings	36	5	21	28	9	99

Core earnings (losses)	126	(177)	79	69	(83)	14

[1]	Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within interest credited.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

RESULTS BY SEGMENT

($ in millions, except per share data)

	THREE MONTHS ENDED
	June 30, 2012	June 30, 2011	Change
Property & Casualty Commercial	$160	$96	67%
Group Benefits	34	30	13%

Commercial Markets core earnings	$194	$126	54%
Consumer Markets core losses	$(48)	$(177)	73%
Individual Life	24	42	(43%)
Retirement Plans	8	13	(38%)
Mutual Funds	18	27	(33%)

Wealth Management core earnings, excluding DAC unlock	50	82	(39%)
DAC unlock	(2)	(3)	33%

Wealth Management core earnings	$48	$79	(39%)
Life Other Operations core earnings, excluding DAC unlock	162	250	(35%)
DAC unlock	(125)	(14)	NM

Life Other Operations core earnings	37	236	(84%)
P&C Other Operations	(14)	(167)	92%

Total Runoff Operations core earnings	$23	$69	(67%)
Corporate core losses	$(98)	$(83)	(18%)

Core earnings	$119	$14	NM
Add: Net realized capital gains, net of tax and DAC, excluded from core earnings	368	99	NM
Add: Loss on extinguishment of debt, net of tax	(587)	—	NM
Add: Loss from discontinued operations	(1)	(80)	99%

Net income (loss)	$(101)	$33	NM

PER SHARE DATA
Diluted Earnings Per Share
Core earnings	0.23	0.01	NM
Less: Difference arising from shares used for the denominator between net loss and core earnings	0.01	—	NM
Add: Net realized capital gains, net of tax and DAC, excluded from core earnings	0.79	0.20	NM
Add: Loss on extinguishment of debt, net of tax	(1.26)	—	—
Add: Loss from discontinued operations	(0.01)	(0.16)	94%

Net income (loss) available to common shareholders	(0.26)	0.05	NM

[1]	NM: The Hartford defines increases or decreases greater than or equity to 200% or changes from a net gain to a net loss position, or vice versa, as “NM” or “not meaningful.”

DISCUSSION OF NON-GAAP FINANCIAL MEASURES

The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford’s Investor Financial Supplement for the second quarter of 2012, which is available on The Hartford’s website, http://ir.thehartford.com.

Book value per diluted common share excluding accumulated other comprehensive income (“AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders’ equity excluding AOCI, net of tax, by (b) diluted common shares outstanding. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Stockholders’ equity per diluted common share is the most directly comparable GAAP measure. A reconciliation of stockholders’ equity per diluted common share to book value per diluted common share excluding AOCI as of June 30, 2012 and June 30, 2011, is set forth below.

	THREE MONTHS ENDED		Change
	June 30, 2012	June 30, 2011
Stockholders’ equity per diluted common share, including AOCI	$45.59	$40.09	14%
Less: Per share impact of AOCI	4.68	(0.05)	NM

Book value per diluted common share, excluding AOCI	$40.91	$40.14	2%

Combined ratio before catastrophes and prior accident year development: Combined ratio before catastrophes and prior accident year development is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100% demonstrates a positive underwriting result. A combined ratio above 100% indicates a negative underwriting result*. The combined ratio before catastrophes and prior accident year development represents the combined ratio for the current accident year, excluding the impact of catastrophes and prior year development. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss development. A reconciliation of the combined ratio to the combined ratio before catastrophes and prior year development is provided in the table below.

	THREE MONTHS ENDED
	June 30, 2012	June 30, 2011
P&C Commercial
Combined ratio	100.5	106.2
Less: Prior year reserve development	1.2	2.1
Less: Current year catastrophe losses	4.8	11.0

Combined ratio before prior year development & catastrophes	94.5	93.1

Consumer Markets
Combined ratio	112.6	121.1
Less: Prior year reserve development	(2.5)	(0.0)
Less: Current year catastrophe losses	23.9	29.9

Combined ratio before prior year development & catastrophes	91.3	91.2

Core Earnings: The Hartford uses the non-GAAP financial measure core earnings as a measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses before the net effect of certain realized capital gains and losses, discontinued operations and loss from the extinguishment of debt. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting activities of the company’s business.

Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes certain net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of core earnings to net income as of June 30, 2012 and June 30, 2011, is included in this press release. A reconciliation of core earnings to net income for individual reporting segments can be found in The Hartford’s Investor Financial Supplement for the second quarter of 2012.

Core earnings available to common shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per diluted common share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per diluted common share is the most directly comparable GAAP measure. Core earnings available to common shareholders per diluted share should not be considered as a substitute for net income per diluted common share and does not reflect the overall profitability of the company’s business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income per diluted common share and core earnings available to common shareholders per diluted share when reviewing the company’s performance. A reconciliation of core earnings available to common shareholders per diluted share to net income per diluted common share as of June 30, 2012 and June 30, 2011 is included in this press release under the heading “The Hartford Financial Services Group, Inc. Results By Segment.”

Underwriting results: The Hartford’s management evaluates profitability of the P&C Commercial and Consumer Markets segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. A reconciliation of underwriting results to net income as of June 30, 2012, and June 30, 2011, is set forth below.

	THREE MONTHS ENDED
	June 30, 2012	June 30, 2011
P&C Commercial
Net income	$149	$118
Less: Income (loss) from discontinued operations, after tax	(1)	(3)
Less: Net realized capital gains (losses) after tax	(10)	25
Less: Income tax expense	(54)	(14)
Less: Periodic net coupon settlements on credit derivatives, before tax	—	(1)
Less: Restructuring and other costs	(4)	—
Less: Other expenses	(14)	(34)
Less: Net investment income	239	239

Underwriting results	$(7)	$(94)

Consumer Markets
Net loss	$(50)	$(172)
Less: Net realized capital gains (losses) after tax	(2)	5
Less: Income tax benefit	31	100
Less: Periodic net coupon settlements on credit derivatives, before tax	—	(1)
Less: Restructuring and other costs	(1)	—
Less: Other expenses	(5)	(128)
Less: Net investment income	41	49

Underwriting results	$(114)	$(197)

SAFE HARBOR STATEMENT

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: challenges related to the company’s current operating environment, including continuing uncertainty about the strength and speed of the recovery in the United States and other key economies and the impact of governmental stimulus and austerity initiatives, sovereign credit concerns, including the potential consequences associated with recent and further potential downgrades to the credit ratings of debt issued by the United States government, European sovereigns and other adverse developments on financial, commodity and credit markets and consumer spending and investment, including in respect of Europe, and the effect of these events on our returns in our life and property and casualty investment portfolios and our hedging costs associated with our variable annuities business; the risks, challenges and uncertainties associated with our March 21, 2012 announcement that we will focus on our property and casualty, group benefits and mutual fund businesses, place our Individual Annuity business into run-off and pursue sales or other strategic alternatives for the Individual Life, Woodbury Financial Services and the Retirement Plans businesses and related implementation plans and goals and objectives, the success of our initiatives relating to the realignment of our business, including the continuing realignment of our hedge program for our variable annuity business, and plans to improve the profitability and long-term growth prospects of our key divisions, including through opportunistic acquisitions or divestitures or other actions or initiatives, and the impact of regulatory or other constraints on our ability to complete these initiatives and deploy capital among our businesses as and when planned; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; volatility in our earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of statutory surplus; the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company’s evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the company’s ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the possibility of unfavorable loss development including with respect to long-tailed exposures; the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses and cost and availability of reinsurance; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; actions by our competitors, many of which are larger or have greater financial resources than we do; the company’s ability to distribute its products through distribution channels, both current and future; the cost and other effects of increased regulation as a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 which, among other effects, has resulted in the establishment of a newly created Financial Services Oversight Council with the power to designate “systemically important” institutions, will require central clearing of, and/or impose new margin and capital requirements on, derivatives transactions, and created a new “Federal Insurance Office” within the U.S. Department of the Treasury; unfavorable judicial or legislative developments; the uncertain effects of emerging claim and coverage issues; the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends, including dividends associated with the proceeds from a sale of any of our life businesses; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing business risks may not be effective in mitigating material risk and loss to the company; the potential for difficulties arising from outsourcing relationships; the impact of potential changes in federal or state tax laws, including changes affecting the availability of the separate account dividend received deduction; the impact of potential changes in accounting principles and related financial reporting requirements; the company’s ability to protect its intellectual property and defend against claims of infringement; and other factors described in such forward-looking statements and other factors described in The Hartford’s 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, and other filings The Hartford makes with the Securities and Exchange Commission.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company’s actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.